Exhibit 99.1

DEBT CONVERSION AGREEMENT

by and among

Reliability Incorporated

And

Lone Star Value Investors, LP

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TABLE OF CONTENTS

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Debt Conversion Agreement

Dated as of October 28, 2019

This Debt Conversion Agreement (subject to amendment as set forth herein, and together with the exhibits, schedules and other attachments hereto, this “Agreement”) is entered into as of the date first set forth (such date, the Effective Date”) by and among (i) Reliability Incorporated, a Texas corporation (the “Company”); and (ii) Lone Star Value Investors, LP, a Delaware limited partnership (“Holder”). Each of the Company and Holder may be referred to herein collectively as the “Parties” and separately as a “Party.”

WHEREAS, the Holder is a debtholder of the Company, holding the following outstanding unsecured promissory notes issued by the Company to the Holder (collectively, the “Obligations”):

A promissory note payable to Holder, dated June 6, 2014 of which $50,000 principal amount and $26,438 accrued and unpaid interest are outstanding as calculated through the date of the Merger Agreement (defined herein);

WHEREAS, pursuant to a certain Merger Agreement, dated September 18, 2019, by and among the Company and Maslow Media Group, Inc. (the “Merger Agreement”), for the acquisition of Maslow Media Group Inc., by a subsidiary of the Company (the “Merger”), the completion of the Merger is conditioned, among other things, on the Company having a minimum amount of debt prior to the Merger;

WHEREAS, the Company and the Holder now agree that the Obligations shall be satisfied in full, and shall be deemed converted, pursuant to the terms and conditions herein, into a number of shares of common stock, no par value per share of the Company (the “Common Stock”) pursuant to the terms and conditions set forth herein, and in satisfaction of Company’s obligations under the Merger Agreement (the “Transactions”);

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agreed as follows:

Article I.     DEFINITIONS

Section 1.01        Definitions. The following terms, as used herein, have the following meanings:

(a)	“Accredited Investor” has the meaning set forth in Section 3.05(c).
(b)	“Agreement” has the meaning set forth in the introductory paragraph hereto.
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(c)	“Assignment” has the meaning set forth in Section 2.03.
(d)	“Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
(e)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Delaware are authorized or required by law or executive order to close.
(f)	“Closing” has the meaning set forth in Section 2.02.
(g)	“Code” means the U.S. Internal Revenue Code of 1986, as amended.
(h)	“Company” has the meaning set forth in the introductory paragraph hereto.
(i)	“Effective Date” has the meaning set forth in the introductory paragraph hereto.
(j)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(k)	“Exchange Shares” has the meaning set forth in Section 2.01.
(l)	“Governmental Authorization” means any (a) consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Authority or pursuant to any Law; or (b) right under any Contract with any Authority.
(m)	“Holder” has the meaning set forth in the introductory paragraph hereto.
(n)	“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.
(o)	“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.
(p)	“Obligations” has the meaning set forth in the recitals hereto.
(q)	“Party” and “Parties” have the meanings set forth in the introductory paragraph hereto.
(r)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including an Authority, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.
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(s)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
(t)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(u)	“Transactions” has the meaning set forth in the recitals hereto.

Section 1.02        Interpretive Provisions.Section 1.03

Unless the express context otherwise requires:

(a)	the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)	terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;
(c)	the terms “Dollars” and “$” mean United States Dollars;
(d)	references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement;
(e)	wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
(f)	references herein to any gender shall include each other gender;
(g)	references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.03(g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;
(h)	references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;
(i)	references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;
(j)	with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;
(k)	references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and
(l)	references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

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Article II.  DEBT CONVERSION

Section 2.01        Conversion and Exchange. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below) the Obligations shall be deemed converted and satisfied in full in return for the issuance to the Holder of 514,893 shares of Common Stock (the “Exchange Shares”).

Section 2.02a        Closing The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the Effective Date immediately following the execution and delivery of this Agreement by the Parties. At the Closing the Holder shall be recorded in the stock ledger of the Company as the owners of the applicable portion of the Exchange Shares.

Section 2.03        Holder’s Deliverables at the Closing. At the Closing, Holder shall deliver to the Company:

(a)	The promissory notes, between the Company and the Holder evidencing the Obligations (collectively, the “Notes”) together with duly executed assignment instruments and other documents as reasonably requested by the Company to evidence the termination and satisfaction of the Obligations; and
(b)	such other documents as the Company may reasonably request for the purpose facilitating the consummation or performance of any of the Transactions.

Section 2.04        Company Deliverables at the Closing. At the Closing, the Company shall deliver to the Holder the Exchange Shares.

Section 2.05        Additional Documents. At and following the Closing, the Parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to Closing together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 2.06        Merger Agreement. Holder acknowledges that the Company entered into Merger Agreement, which merger thereunder will result in the issuance of a number of shares of Common Stock which will constitute 94% of all of the issued and outstanding shares of Common Stock as of the closing of the Merger.

Article III.                       REPRESENTATIONS AND WARRANTIES OF THE HOLDER

As an inducement to, and to obtain the reliance of the Company, Holder represents and warrants to the Company as follows:

Section 3.01        Existence and Power. Holder is an individual or is an entity duly organized, validly existing, and in good standing under the Laws of the state of its organization, and has the power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.

Section 3.02        Due Authorization. The execution, delivery and performance of this Agreement by Holder does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the organizational documents of Holder, if applicable. Holder has taken all actions required by Law, its organizational documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the transactions herein contemplated. The execution, delivery and performance by Holder of this Agreement and the consummation by Holder of the transactions contemplated hereby will not violate any order to which it is subject or cause its breach of any contract to which it is a party.

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Section 3.03        Valid Obligation. This Agreement has been duly executed and delivered by Holder and it constitutes, and upon its execution and delivery will constitute, a valid and legally binding agreement of Holder, enforceable against Holder in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.04        Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by Holder requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority, or any other Governmental Authorization, other than proper disclosure that may be required under the Securities Act and Exchange Act.

Section 3.05        Title to and Issuance of the Obligations. Holder is the record and beneficial owner and holder of the Obligations free and clear of all Liens. None of the Obligations held by Holder are subject to pre-emptive or similar rights, either pursuant to any requirement of Law or any contract, and no Person has any pre-emptive rights or similar rights to purchase or receive a ny of the Obligations from Holder.Section 3.06        Investment Representations(a) No Binding Obligation to Sell or Transfer. After giving effect to the Transactions contemplated hereunder, Holder will not be under any binding obligation or other commitment, arrangement or understanding to sell, transfer or otherwise dispose of any portion of the Exchange Shares to any other person other than as permitted under the Securities Act.

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(b)	Investment Purpose. Holder understands and agrees that the consummation of this Agreement including the delivery of the Exchange Shares to the Holder in exchange for the Obligations as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes. Holder is acquiring the Exchange Shares for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person has a direct or indirect beneficial interest in the Exchange Shares. Further, Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Exchange Shares.

(c)	Accredited Investor. Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act (an “Accredited Investor”).
(d)	Information. Holder has been furnished with all documents and materials relating to the business, finances and operations of the Company and its subsidiaries and information that Holder requested and deemed material to making an informed decision regarding this Agreement and the underlying transactions.
(e)	Reliance on Exemptions. Holder understands that the Exchange Shares are being offered and sold to Holder in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying upon the truth and accuracy of, and the Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Holder set forth herein in order to determine the availability of such exemptions and the eligibility of the Holder to acquire the Exchange Shares.
(f)	Transfer Restrictions. Holder agrees and warrants to not sell or otherwise transfer the Exchange Shares without registration under the Securities Act or an exemption therefrom, and Holder fully understand and agrees that Holder must bear the economic risk of Holder’s purchase, because, among other reasons, the Exchange Shares have not been registered under the securities laws of any state, and therefore, cannot be resold, pledged, assigned, or otherwise disposed of unless they are subsequently registered under the Securities Act and under the under the applicable securities laws of such states, or unless exemptions from such registration requirements are available. In particular, Holder is aware that the Shares are “restricted securities,” as such term is defined in Rule 144 promulgated under the Securities Act. Holder further acknowledges that if an exemption from registration or qualification is available, it may be conditionSCed on various requirements, including the time and manner of sale, the holding period for the Exchange Shares, and requirements relating to the Company that are outside of Holder’s control, and which the Company is under no obligation and may not be able to satisfy.
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(g)	Information. Holder and Holder’s advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Exchange Shares which have been requested by Holder or their advisors. Holder and Holder’s advisors, if any, have been afforded the opportunity to ask questions of the Company. Holder understands that their investment in the Exchange Shares involves a significant degree of risk.
(h)	No Public Market. Holder understands that no public market now exists for the Exchange Shares, and that the Company has made no assurances that a public market will ever exist for the Exchange Shares.
(i)	Investment Experience. Holder, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Exchange Shares, and has so evaluated the merits and risks of such investment. Holder is able to bear the economic risk of an investment in the Exchange Shares and, at the present time, has no need for liquidity with respect to its investment in the Company.
(j)	Potential Loss of Investment. Holder is aware and acknowledges that the Exchange Shares involve a substantial degree of risk of loss of its entire investment and that there is no government or other insurance covering the Exchange Shares; and (b) because there are substantial restrictions on the transferability of the Exchange Shares it may not be possible for Holder to liquidate its investment readily
(k)	No Advertising. At no time was Holder presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer with respect to the Exchange Shares. Holder is not purchasing the Exchange Shares as a result of any “general solicitation” or “general advertising,” as such terms are defined in Regulation D under the Securities Act, which includes, but is not limited to, any advertisement, article, notice or other communication regarding the Exchange Shares published in any newspaper, magazine or similar media or on the internet or broadcast over television, radio or the internet or presented at any seminar or any other general solicitation or general advertisement. Exchange Shares
(l)	Governmental Review. Holder understands that no United States federal or state agency or any other Authority has passed upon or made any recommendation or endorsement of the Exchange Shares.

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Article IV.                        REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to, and to obtain the reliance of the Holder, the Company represents and warrants to the Holder, as of the Effective Date, as follows:

Section 4.01        Organization. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Texas and has the corporate power and is duly authorized under all applicable Laws,DD regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The Company has taken all action required by Law, its Articles of Incorporation, Bylaws or otherwise to authorize the execution and delivery of this Agreement and the consummation of the Transactions.

Section 4.02        Approval of Agreement. The Board of Directors of the Company has authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the transactions contemplated hereby.

Section 4.03        Valid Obligation. This Agreement and all agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligation of the Company, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 4.04        Validity of Exchange Shares. Upon their issuance in accordance with, and subject to, the terms and conditions of this Agreement, the Exchange Shares shall be validly issued, fully paid and non-assessable.

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Article V.   MISCELLANEOUS

Section 5.01        Brokers. The Parties agree that there were no finders or brokers involved in bringing the Parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. Each Party agrees to indemnify each other Party against any claim by any Person for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying Party and such Person, whether express or implied from the actions of the indemnifying Party.

Section 5.02        Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the State of Texas, without giving effect to the principles of conflicts of law thereunder. Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state or federal courts of the United States with jurisdiction in New York. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 5.03        Notices(a) Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email with return receipt requested, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Company:

Reliability Incorporated

c/o Lone Star Value Management, LLC

Attn: Jeffrey Eberwein

53 Forest Ave

Old Greenwich, CT 06870

E-mail: hb@lonestarvm.com

If to Lone Star Value Investors, LP:

Lone Star Value Management, LLC

Attn: Jeffrey Eberwein

53 Forest Ave

Old Greenwich, CT 06870

E-mail: je@lonestarvm.com

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(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.
(c)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier with confirmed signed delivery receipt, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered and certified mail.

Section 5.04        Confidentiality. Each Party agrees that, unless and until the transactions contemplated by this Agreement have been consummated, it and its Representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any Representative, officer, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by Law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each Party shall return to the applicable other Party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section 5.05        Public Announcements and Filings. Unless required by applicable Law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and Representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the Parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by Law or regulatory authorities, shall be delivered to each Party at least one (1) business day prior to the release thereof.

Section 5.06        Third Party Beneficiaries. This contract is strictly between the Parties and, except as specifically provided, no other Person and no director, officer, stockholder (other than the Holders), employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 5.07

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        Expenses. Other than as specifically set forth herein, each Party will bear its own respective expenses, including legal, accounting and professional fees, incurred in connection with the Transactions.

Section 5.08        Entire Agreement. This Agreement represents the entire agreement between the Parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 5.09        Survival; Termination. The representations, warranties, and covenants of the respective Parties shall survive the Effective Date and the consummation of the transactions herein contemplated for a period of two years.

Section 5.10        Amendment; Waiver; Remedies; Agent.

(a)	This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by each of the Parties.
(b)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.
(c)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.
(d)	Notwithstanding anything else contained herein, no Party shall seek, nor shall any Party be liable for, consequential, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

Section 5.11

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        Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 5.12        No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the all of the other Parties and any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement. This Agreement shall be binding on the permitted successors and assigns of the Parties.

Section 5.13        Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Party shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 5.14        Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

Section 5.15        Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 5.16        Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

[Signatures Appear on Following Page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Reliability Incorporated

By:

Name: Hannah Bible

Title: CEO

Holder: Lone Star Value Investors, LP

By: ___________________________

Name: Jeffrey E. Eberwein

Title: Sole Manager, Lone Star Value GP, LLC, the general partner of Lone Star Value Investors, LP

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